Exhibit 99.(a)(1)(N)

To:

From: tenderoffer@nvidia.com

Subject: Statement Regarding Election Confirmation Statement (Post-Expiration Time)

Please be advised that the tender offer expired at 6:00 p.m. on [    ], 2006.

Attached please find your final Election Confirmation Statement regarding the elections you made in the tender offer that were determined to be validly elected for amendment and not properly withdrawn by NVIDIA as of the Expiration Time. This email and its attachment confirm our acceptance of the Eligible Option Grants you elected to amend, if any (or the Amended Options). In addition, the attached Election Confirmation Statement reflects those Eligible Option Grants that you elected not to amend or were otherwise deemed not to be amended in connection with the tender offer. NVIDIA does not intend to issue you further documentation reflecting the amended terms of your Amended Options.

All capitalized terms not otherwise defined in this email shall be as set forth in that certain Offer to Amend Eligible Option Grants dated November 29, 2006, previously distributed to you by email.